Schedule A

(as of October 25, 2024)

FUNDS

(1)	Effective as of the Date, with respect to each Fund listed below, the investment management fee shall be accrued daily and calculated in accordance with the following schedule:

Average Daily Net Assets	Annual Rate
Fund net assets up to and including $2.5 billion	0.75000%
Fund net assets greater than $2.5 billion up to and including $5 billion	0.73125%
Fund net assets greater than $5 billion up to and including $7.5 billion	0.71250%
Fund net assets greater than $7.5 billion up to and including $10 billion	0.69375%
Fund net assets greater than $10 billion	0.67500%

Fund	Ticker	Effective Date of Agreement
First Trust Bloomberg Emerging Market Democracies ETF	EMDM	03/02/2023
First Trust Emerging Markets Human Flourishing ETF	FTHF	10/27/2023

Average Daily Net Assets	Annual Rate
Fund net assets up to and including $2.5 billion	0.06500%
Fund net assets greater than $2.5 billion up to and including $5 billion	0.63375%
Fund net assets greater than $5 billion up to and including $7.5 billion	0.61750%
Fund net assets greater than $7.5 billion up to and including $10 billion	0.60125%
Fund net assets greater than $10 billion	0.58500%

Fund	Ticker	Effective Date of Agreement
First Trust Bloomberg Artificial Intelligence Buffer ETF	FAI	October25, 2024